Exhibit 10.1
TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (“Agreement”) is entered into as of August 5, 2025 and will take effect on August 18, 2025 (the “Effective Date”), by and between STERIS Corporation, an Ohio corporation (“Employer”), and STERIS plc, an Irish public limited company (“Parent,” and together with the Employer, the “Company”), and Michael J. Tokich (“Executive”). Capitalized terms not otherwise defined are used as defined in Exhibit A.
WHEREAS, Executive has notified the Board of Directors (the “Board”) of Parent of his resignation from his current role as Senior Vice President and Chief Financial Officer of the Company, effective as of the Effective Date, and his level of involvement with the activities of the Parent and Employer shall be reduced beginning as of the Effective Date; and
WHEREAS, the Parent and Executive have determined that Executive’s status as an officer of the Parent will be terminated as of the Effective Date; and
WHEREAS, the Parent and Executive have determined that Executive’s status as an officer or director of any of the Parent’s subsidiaries or Affiliates will be terminated as soon as reasonably practicable and that his level of involvement with the activities of the Company and its subsidiaries and Affiliates will be reduced as described herein as of the Effective Date; and
WHEREAS, Executive and the Company desire to enter into this Agreement to govern the terms and conditions of Executive’s service to the Company on and after the Effective Date, including Executive’s continued employment with the Company as a Senior Financial Advisor from the Effective Date until March 31, 2026 (such period, as may be extended pursuant to Section 2(a), the “Employment Period”).
NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration the adequacy, sufficiency and receipt of which is hereby acknowledged, it is agreed as follows:
1.TERM OF AGREEMENT. Except as provided below, and subject to the survival provisions of Section 16 hereof, the term of this Agreement (the “Term”) will continue in effect from the Effective Date until the earlier to occur of: (a) the last day of the Employment Period; or (b) the termination of Executive’s employment with the Company. Notwithstanding anything in this Agreement to the contrary and subject to the terms of Sections 4 and 16 hereof, Executive may terminate this Agreement and Executive’s employment with the Company at any time and for any reason; the Company may terminate this Agreement and Executive’s employment with the Company at any time for Cause or because of Executive’s death or Disability; and, during the period from January 1, 2026 to the end of the Employment Period, the Company may terminate this Agreement and Executive’s employment with the Company at any time and for any reason.
2.POSITION AND DUTIES; RESPONSIBILITIES. Subject to earlier termination as set forth herein:

(a)Employment Period. From the Effective Date until December 31, 2025, Executive will continue his employment with the Company on a full-time basis and from January 1, 2026 through the end of the Employment Period, Executive will serve on an as needed basis (as determined by the Chief Executive Officer) to provide consulting and advisory services and, in each case, Executive will perform such duties as are reasonably assigned to him by the President and Chief Executive Officer and the Chief Financial Officer of the Company. Notwithstanding the previous sentence, the Company, in its sole discretion, may, upon providing five days written notice to Executive, extend the Employment Period past March 31, 2026 for up to an additional six months with Executive serving on an as needed basis (as determined by the Chief Executive Officer) during such extended Employment Period.

(b)Responsibilities. During the Term, Executive shall:
(i)diligently and faithfully serve the Company in the capacity described above, and shall devote his best, good faith efforts and applicable business time and attention to the advancement of the Company’s interests and to the benefit of Employer's shareholders and the shareholders of Parent;
(ii)diligently and faithfully carry out the policies, programs and directions of the Chief Executive Officer of the Company and the Chief Financial Officer of the Company; and
(iii)fully cooperate with such other employees of, and consultants and representatives retained by, the Company.
3.COMPENSATION. The Company and Executive agree that the following provisions shall govern the compensation and benefits of Executive for the Employment Period and for periods subsequent to the Employment Period.

(a)Base Compensation. Effective on the Effective Date and during the Employment Period, Executive shall be paid base compensation (salary) at an annual rate equal to $427,450.14 per year, payable in accordance with the Company’s normal payroll schedule.

(b)Bonus. For that portion of the April 1, 2025 through March 31, 2026 annual bonus period, Executive shall be eligible to receive a cash bonus pursuant to the terms and conditions of the Parent’s Management Incentive Compensation Plan, as amended, or any successor plan established by the Parent or an Affiliate (the “Bonus Plan”) as in effect for the applicable bonus period, with a target bonus opportunity equal to 75% of base salary in effect for Executive prior to the Effective Date ($657,227.74); provided, however, actual achievement under the Bonus Plan will be at the sole and absolute discretion of the Compensation and Organization Development Committee of the Board and subject to the terms of the Bonus Plan. In the event that Executive is terminated for Cause or the Executive elects to terminate this Agreement for any reason prior to the end of the Employment Period, Executive will not be eligible to receive a bonus under the Bonus Plan. Notwithstanding the previous sentence, if the Company elects to extend the Employment Period past March 31, 2026, Executive will be eligible for a prorated bonus opportunity for the start of such period after March 31, 2026 until the earlier to occur of termination of this Agreement or the end of the Employment Period, calculated based on the number of days in such period relative to a full year, with a target bonus opportunity equal to 75% of base salary in effect for Executive after the Effective Date ($427,450.14), and otherwise subject to the terms and conditions of the Bonus Plan.

(c)Equity Award Retirement Treatment.
(i) Regarding outstanding but unvested portions of Executive’s stock option awards (the “2021 Options”) and Executive’s restricted stock awards (the “2021 Restricted Stock” and, together with the 2021 Options, the “2021 Awards”), in each case granted to Executive under the Equity Plan on or about October 1, 2021 (and provided that neither (A) Executive terminates Executive’s employment with the Company prior to October 1, 2025 for any reason, nor (B) the Company terminates Executive’s employment with the Company prior to October 1, 2025 for Cause): on and after the Effective Date, (x) the 2021 Awards will continue to vest as if Executive remained employed by the Company through the final vesting date for such 2021 Awards (and all unexercised portions of such 2021 Options will remain exercisable until the original expiration date for such 2021 Options), and (y) for purposes of Section 23 of the Equity Plan, Executive shall be treated as if Executive was an employee of the Company during such period of continued vesting for the 2021 Awards.

(ii) Regarding outstanding but unvested portions of Executive’s stock option awards (the “2022 Options”) and Executive’s restricted stock awards (the “2022 Restricted Stock” and, together with the 2022 Options, the “2022 Awards”), in each case granted to Executive under the Equity Plan on or about June 2, 2022 (and provided that neither (A) Executive terminates Executive’s employment with the Company prior to December 31, 2025 for any reason, nor (B) the Company terminates Executive’s employment with the Company prior to March 31, 2026 for Cause): on and after the Effective Date, (x) the 2022 Awards will continue to vest as if Executive remained employed by the Company through the final vesting date for such 2022 Awards (and all unexercised portions of such 2022 Options will remain exercisable until the original expiration date for such 2022 Options), and (y) for purposes of Section 23 of the Equity Plan, Executive shall be treated as if Executive was an employee of the Company during such period of continued vesting for the 2022 Awards.
(iii) Notwithstanding anything in this Section 3(c) to the contrary, if the Board determines in its sole and absolute discretion that Executive engages or has engaged in Detrimental Activity (as defined in the Equity Plan) or otherwise engages or has engaged in any conduct violating the second sentence of this Section 3(c)(iii) (“Other Detrimental Conduct”), either while employed by the Company or thereafter, then the portion of the 2021 Options that was not vested as of the date such Detrimental Activity (or date such Other Detrimental Conduct first occurred) shall be forfeited and of no force or effect, and for purposes of Section 23 of the Plan, as of the date of such Detrimental Activity (or date such Other Detrimental Conduct first occurred), Executive shall cease to be treated as if Executive was an employee of the Company during the continued vesting period described above). “Other Detrimental Conduct” means that Executive commits or has committed a material violation of any applicable provision of any Company policy or of any Equity Plan award agreement or other agreement with the Company or a subsidiary or Executive otherwise acts in a manner detrimental to the interests of the Company or any of its subsidiaries, including but not limited to directly or indirectly materially competing with the Company or any of its subsidiaries.
(iv) Notwithstanding anything in this Agreement to the contrary, if Executive’s employment with the Company is terminated by either party at any time prior to the last day of the Employment Period, then, in order for Executive to retain the benefit of the Retirement Equity Treatment as provided for under this Section 3(c), Executive shall execute a release of claims substantially as described in Section 4(c)(i).

(d)Benefits.
(i)During the Employment Period, Executive shall be entitled to participate in the Company’s 40l(k) plan.
(ii)Executive shall not be entitled to participate in the Company’s Senior Executive Severance Plan, Executive Severance Plan or any other severance or similar plan arrangement or policy (collectively “Severance Plans”) established or maintained by the Company or any Affiliate, on or subsequent to the Effective Date, and neither the Parent nor the Company shall be under any obligation to cause Executive to be granted any Equity Plan equity awards on or subsequent to the Effective Date. During the continuation of the Executive’s employment with the Company, Executive shall continue to receive credit for service for purposes of previously granted Equity Plan equity awards, and in the case of a Change in Control as defined in the Equity Plan will receive the same treatment of unvested equity awards as provided in the Equity Plan.

(iii)During the Employment Period, Executive will be eligible to participate in health and dental coverages under the Employers’ Welfare Benefit Plan, any life insurance, vacation, disability or other employee benefit plan, program or arrangement sponsored or maintained by the Company or any Affiliate or in which the Company or any Affiliate participates, and to receive any perquisites currently in effect for the Executive (except in each case as required by applicable law).

(e)Reimbursement of Expenses. Executive shall be entitled to prompt reimbursement of ordinary and necessary out-of-pocket expenses reasonably incurred by him on behalf of the Company in the course of performing duties on behalf of the Company upon furnishing appropriate documentation in form and substance satisfactory to the Company and subject to the Company’s expense reimbursement policies as in effect at the time the expense is incurred. Without limiting the foregoing, Executive shall be entitled to reimbursement for expenses of travel on behalf of Company including travel to Company locations. With regard to any reimbursement of expenses that are deferred compensation subject to Section 409A of the Internal Revenue Code, the right to reimbursement shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement provided during any taxable year shall not affect the expenses eligible for reimbursement in any other taxable year, and such reimbursement shall be made on or before the last day of Executive’s taxable year following Executive’s taxable year in which the expenses occurred.

4.SEPARATION.
(a)If Executive’s employment with the Company is terminated by either party at any time prior to the last day of the Employment Period, the Company shall pay to Executive his earned but unpaid salary through the date of such termination pursuant to Section 3(a) and shall reimburse Executive pursuant to Section 3(e) for expenses incurred prior to the termination, but shall have no obligation to pay any severance or other compensation or amounts after the date of termination except as specifically provided in this Section 4.
(b)If Executive’s employment with the Company is terminated at any time prior to the last day of the Employment Period, by the Company without Cause or because of the Executive’s death or Disability, the Company will: (i) continue to pay to Executive (or his estate) the base compensation amounts set forth in Section 3(a) for the period commencing on the date of such termination and ending on the last day of the Employment Period, and in each case pursuant to the applicable payment schedule contained in Section 3(a); (ii) provide for the continued vesting of the Subject Equity Awards pursuant to Section 3(c), in the case of such termination by the Company without Cause (or provide for accelerated vesting for the Subject Equity Awards pursuant to Section 11(d)(ii) and (iii) of the Equity Plan, in the case of such death); and (iii) should Executive exercise his COBRA rights to receive his current health and dental coverages under the Employer’s Welfare Benefit Plan, the Company will reimburse him for the cost thereof through the Employment Period; provided, however, that notwithstanding the foregoing, the first such payment shall be made on the date that is 60 days following the date of termination and shall include any payments that would have otherwise been made pursuant to the applicable payment schedule during such 60-day period.
(c)Notwithstanding anything herein to the contrary:
(i)The Company shall not be obligated to make any payments or provide any payment under Section 4(b) (“Separation Payments”) or provide (or continue to provide) any benefit under Section 3(c) (“Retirement Equity Treatment”) unless (A) prior to the sixtieth (60th) day following a termination without Cause, Executive executes a general release of all claims against the Company (other than the right to receive such Separation Payments and/or Retirement Equity Treatment) in favor of Company, its current and former Affiliates and shareholders, and the current and former directors, officers, employees, and agents thereof in form and substance and under procedures determined by the Company in its sole discretion to be adequate to effectively waive all such claims under applicable laws, and (B) any applicable revocation period has expired during such sixty-day period without Executive revoking such release; and

(ii)If the payment of any Separation Payments to Executive before the date which is six months after the date of his separation from service (as defined in Section 409A of the Internal Revenue Code) would cause all or any portion of the Separation Payments to be subject to inclusion in his gross income for federal income tax purposes under Section 409A(a)(l)(A) of the Internal Revenue Code, then the payment of any such amount shall be delayed until the first business day after such date (or, if earlier, the date of his death); and
(iii)Subsequent to the termination of Executive’s employment with the Company, Executive shall not be entitled to any bonus or any other payment, compensation amount, option rights, or benefit, other than as described in this Section 4 or as provided under Sections 3(b) and 3(c) in the circumstances therein specified, and without limiting the generality of the foregoing, Executive shall not be entitled to any severance or other benefit under any Severance Plan; provided, however, that, except as provided in Section 3(c), nothing in this Section 4 will modify the provisions of any outstanding awards granted to the Executive, including, for the avoidance of doubt, any extended exercise periods for outstanding but unvested employee stock options.
(d)For the avoidance of doubt, if Executive’s employment with the Company is terminated after the Effective Date and prior to the last day of the Employment Period, and such termination is by the Company for Cause or by the Executive (other than because of the Executive’s death or Disability), Executive shall be entitled to receive only the amounts payable under Section 4(a) (and, if and to the extent applicable, Section 3(c)) and no other payments or benefits, except as required by applicable law.
(e)In the event that the Company terminates the employment of Executive without Cause, the Company shall use reasonable efforts to handle the matter in such a way as to minimize any negative impact on Executive’s career or reputation.
(f)Each Separation Payment and the provision of each benefit under this Section 4 shall be considered a separate payment and not one of a series of payments under Section 409A of the Internal Revenue Code.

5.PROTECTIVE COVENANTS. Executive agrees that the Restricted Share Agreements, Stock Option Agreements and similar and/or related agreements entered into by Executive in conjunction with the Parent’s Equity Plan (including all nondisclosure, noncompetition, noninterference and other terms thereof), and any noncompete, confidentiality and other agreements between the Company and Executive (“Other Agreements”) and the Company’s codes and policies in effect (now or in the future) shall remain in full force and effect subject to their terms, excluding any severance policy, benefits, or other post termination obligation of the Company except as specified in Section 3(b), 3(c), 3(d), 3(e), 4(b) or 4(c). This Agreement shall be in addition to and not in substitute for such Other Agreements, provided that any material breach, default or violation by Executive under any such Other Agreements shall constitute a breach of this Agreement. This Agreement and the Other Agreements are separate and distinct obligations and are intended to supplement, not conflict with, each other. However, in the event of any conflict between the terms of those Other Agreements and this Agreement, such conflict shall be governed by the terms of this Agreement. Executive acknowledges and agrees that (a) adequate consideration has been provided for this Agreement as well as the Other Agreements and that he will not dispute their binding effect, and (b) both during and after his employment with the Company Executive will freely assist and cooperate with the Company concerning matters in his knowledge or arising from or relating to his responsibilities with the Company. Notwithstanding the foregoing or any provision of the Other Agreements, the parties specifically agree that all noncompetition covenants contained in noncompetition agreements executed by Executive in conjunction with or that constitute Other Agreements shall continue to apply to Executive for a period of two years after the end of the period in respect of which he is paid for employment with the Company pursuant hereto, regardless of whether he is employed for all or a portion of such period.

6.CONFIDENTIALITY. As used in this Agreement, “Confidential Information” means any information concerning the Company or any Affiliate of the Company that is not ordinarily provided to Persons who are not employees of the Company or Affiliates except pursuant to a confidentiality agreement, provided that any information that is or becomes publicly known, other than as a result of a breach of Executive’s obligations of confidentiality under this Agreement or otherwise, shall not be, or shall cease to be considered to be, Confidential Information for purposes hereof. Executive shall not disclose Confidential Information to any Person other than: (a) an officer, director or employee of the Company or an Affiliate who needs to know such information in his or her capacity as such and (b) an attorney who has been retained by Executive or the Company with respect to matters relating to the Company and in accordance with attorney/client privilege. Except as otherwise required by law, Executive shall not use Confidential Information for any purpose unrelated to his duties as an officer, or employee of, the Company or an Affiliate. Nothing in this Agreement will prohibit Executive from disclosing Confidential Information as necessary to comply with valid legal process or investigations or to fulfill a legal duty of Executive.

7.CLAIMS. In the event that Executive becomes a party, is threatened to be made a party, or is required to provide evidence or testimony, to any pending, threatened or completed investigation, action, suit or proceeding, whether civil or criminal, relating to Executive’s service to the Company, the Company shall indemnify Executive as required by and consistent with any Indemnification Agreement entered into between Executive and the Employer, Parent, or STERIS Limited or any other agreement of indemnity that may exist between Company or an Affiliate and the Executive (collectively the “Indemnity Agreement”).

8.ARBITRATION. Any disputes arising out of this Agreement or connected with Executive’s employment shall be submitted by Executive and the Company to arbitration in Cleveland, Ohio. The arbitration shall be conducted by the American Arbitration Association or another arbitral body mutually agreed upon by the parties. The determination of the arbitrator shall be final and absolute. Notwithstanding this arbitration provision, the Company shall be entitled to apply to any court of competent jurisdiction for temporary or permanent injunctive relief or other equitable relief to enforce Sections 5 or 6. The decision of the arbitrator may be entered as a judgment in any court of competent jurisdiction. The non-prevailing party in the Arbitration shall pay the reasonable legal fees of the other party in enforcing this Agreement.
9.GOVERNING LAW; INTERPRETATION. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. The titles of the sections have been inserted as a matter of convenience of reference only and shall not be construed to control or affect the meaning or construction of this Agreement.
10.SEVERABILITY. In the event that any portion of this Agreement is found to be in violation of or conflict with any federal or state law, the parties agree that said portion shall be modified only to the extent necessary to enable it to comply with such law.
11.ASSIGNMENT. This Agreement shall not be assignable by either party without the prior written consent of the other; provided that the Company may, without such consent, assign this Agreement to any Person that acquires all or substantially all of its assets or otherwise succeeds to all or substantially all of its business and operations.

12.NOTICES. All notices given under this Agreement shall be in writing. All notices shall be transmitted by recognized overnight courier service or by personal delivery to a party at its address given below and shall be deemed given and received upon actual receipt. The addresses of the parties for notice purposes are as follows:

If to Executive:

Michael J. Tokich
[***]

If to the Company:

c/o STERIS Corporation 5960 Heisley Road
Mentor, OH 44060
Attn: General Counsel

Any person may change its address for notice purposes, or add additional persons to whom copies of any notice should be sent, by written notice to the other party.
13.REMEDIES. If Executive breaches any of his obligations under this Agreement or the Other Agreements or any of the Company’s codes and policies in effect (now or in the future) in any material respect, then the Company may, at its sole option, terminate all remaining payments and benefits described in this Agreement and obtain reimbursement from Executive of all payments provided pursuant to Section 3(b) or 4(b) of this Agreement, in addition to other remedies. The breaching party shall also pay expenses and costs incurred as a result of the breach (including, without limitation, reasonable attorneys’ fees).
14.ENTIRE AGREEMENT. Subject to the provisions of Sections 5, 6, and 7 hereof, this Agreement, together with Exhibit A, is the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, understandings and agreements with regard to the subject matter hereof, whether oral or written. Notwithstanding the foregoing, this Agreement does not supersede or in any way limit or otherwise affect restrictive covenants in any other types of agreements between the Company and Executive to which Executive may be bound, including the Other Agreements. Notwithstanding anything to the contrary in this Agreement (or in any other agreement, contract or arrangement with the Company or its subsidiaries or affiliates, or in any policy, procedure or practice of the Company or its subsidiaries or affiliates (collectively, the “Arrangements”)): (a) nothing in the Arrangements or otherwise limits Executive’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, the Dodd-Frank Wall Street Reform and Consumer Protection Act or the Sarbanes-Oxley Act of 2002); and (b) nothing in the Arrangements or otherwise prevents Executive from, without prior notice to the Company, providing information (including documents) to governmental authorities or agencies regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities or agencies regarding possible legal violations (for purpose of clarification, Executive is not prohibited from providing information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended). The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.
15.WITHHOLDING TAXES. The Company may withhold from any applicable amount payable under this Agreement all federal, state, local, or other taxes and other deduction required by law, regulation, ruling or agreement to be withheld. No representation, inducement, agreement, promise or understanding altering, modifying, taking from or adding to the terms and conditions hereof shall have any force or effect unless the same is in writing and validly executed by the parties hereto or is part of a formal Company benefit plan. By signing this Agreement, Executive acknowledges that Executive will be solely responsible for any taxes (other than the employer portion of payroll taxes) which may be imposed on Executive as a result of any Separation Payment or the provisions of this Agreement, that all amounts payable to Executive under or in connection with this Agreement will be subject to applicable tax withholding by the Company or its subsidiaries or affiliates, and that the Company has not made any representations or guarantees regarding the tax result for Executive with respect to any income recognized by Executive in connection with this Agreement or any Separation Payment.
16.SURVIVAL. The following provisions in this Agreement shall survive termination or expiration of this Agreement for any reason, as shall any other provisions which by their nature are intended to survive: Sections 4, 5, 6, 7, 8, 9, 11, 12, 13, 14, 15 and 16.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

STERIS plc                            EXECUTIVE

/s/ J. Adam Zangerle
Name:	J. Adam Zangerle
Title:	Senior Vice President, General Counsel and Company Secretary

/s/ Michael J. Tokich
Name:	Michael J. Tokich

STERIS Corporation

/s/ J. Adam Zangerle
Name:	J. Adam Zangerle
Title:	Senior Vice President, General Counsel and Company Secretary

EXHIBIT A
Definitions
As used in this Transition Agreement between STERIS Corporation (the “Employer”) and STERIS plc (“Parent”) and Micheal J. Tokich (“Executive”) dated as of July 31, 2025 (the “Agreement”), the following terms have the indicated meanings:
“Affiliate” means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company. For purposes of this definition, “control” means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through ownership of voting securities, by contract, or otherwise.
“Cause” means:
(i)a material breach of this Agreement or the Other Agreements or of the duties of his employment by Executive which, if curable, has not been cured within 30 days after notice from the Company;
(ii)Executive has engaged in dishonest conduct relating to or affecting the performance of his responsibilities for the Company;
(iii)Executive has been convicted of a crime relating to the performance of his duties on behalf of the Company, or involving moral turpitude or constituting a felony;
(iv)Executive has committed gross negligence, willful misconduct, or deceit with respect to the business of the Company and its Affiliates;
(v)Executive has failed without adequate justification to perform his duties under this Agreement with at least the same degree of skill, attention and care that he has exercised in the performance of his duties to the Company and its Affiliates prior to the date of this Agreement;
(vi)Executive has violated the Company Code of Conduct or other codes, policies or requirements regarding employee conduct or performance; or
(vii)Material insubordination.
“Disability” shall have the meaning used for purposes of the Company’s long-term disability plan as in effect at the time the Disability is claimed to have occurred.
“Equity Plan” means the Parent’s 2006 Long-Term Equity Incentive Plan as amended from time to time or any other equity plan or arrangement established or maintained by the Company or an Affiliate, including any predecessor.
“Person” means any individual and any corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.
“Subject Equity Awards” means, collectively, the 2021 Awards and the 2022 Awards.